Anything herein to the contrary notwithstanding, the repayment of the obligations evidenced by this Note, any liens and security interests securing the obligations evidenced by this Note, the exercise of any right or remedy with respect thereto, the rights of the Holder (as hereinafter defined) and the obligations of Vystar Corporation hereunder are subject to the provisions of that certain Subordination Agreement dated as of April [__], 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”), between Topping Lift Capital LLC as Senior Creditor and CMA Investments, LLC as Subordinated Creditor.  In the event of any conflict between the terms of the Subordination Agreement and this Note, the terms of the Subordination Agreement shall govern and control.

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

VYSTAR CORPORATION PROMISSORY GRID NOTE

April 29, 2011  (the “Date of Issuance”)

FOR VALUE RECEIVED Vystar Corporation, a Georgia corporation (“Vystar”) promises to pay to the order of CMA Investments, LLC,  a Georgia limited liability company (“Holder”) the aggregate unpaid principal amount of all advances made to Vystar from time to time under this Note as indicated by the Holder and attached hereto on Exhibit A up to a maximum principal amount of EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00) in legal tender of the United States, with interest paid in common stock from the date hereof as described in Section 1 below on the unpaid balance until such principal is paid in full.

The Holder is hereby authorized to endorse Exhibit A to this Note with an appropriate notation evidencing each loan of principal on this Note; provided that the failure to make any such notation will not limit, expand or otherwise affect the rights of the Holder of this Note or the obligations of Vystar under this Note.

1.           Interest and Fees.

Interest and fees shall be payable to ITALIA-EIRE LP, a Georgia limited partnership (“I-E”) as follows:  upon any payments for interest or fees being made to Atlantic Capital Bank (“ACB”) by I-E pursuant to that certain agreement between ACB and I-E of even date herewith, Vystar shall issue shares of its common stock as of the date of such payment to    I-E with a then current value equal to the amount of each such payment.  By way of example, if I-E makes a payment of $10,000 to ACB pursuant to the I-E Agreement, Vystar shall issue shares of Vystar common stock to I-E with a value of $10,000 based upon the closing price of Vystar’s common stock on the OTC Bulletin Board on the date of such issuance.

2.           Payment of Principal and Interest on Note.

(a)           Scheduled Payment. Vystar shall pay the outstanding principal amount of this Note on April 29, 2013 (the “Maturity Date”).

(b)           Optional Prepayments. Subject to the terms of the Subordination Agreement, Vystar may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of this Note. In connection with each prepayment of principal hereunder, Vystar shall also pay all accrued and unpaid interest hereunder.

(c)           Application of Payments. Cash payments under this Note shall be applied  to the repayment of the principal outstanding hereunder.

3.           Events of Default.

(a)           Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

(i)           Vystar fails to issue common stock with the applicable value to I-E as required by Section 1 above (whether at maturity or otherwise), and such failure to pay is not cured within five business days after the occurrence thereof; or

(ii)           Vystar fails to pay when due and payable (whether at maturity or otherwise) the full amount of any principal payment on this Note, and such failure to pay is not cured within five business days after the occurrence thereof; or

(iii)           Vystar makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Vystar bankrupt or insolvent; or any order for relief with respect to Vystar is entered under the Federal Bankruptcy Code; or Vystar petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Vystar , or of any substantial part of the assets of Vystar , or commences any proceeding relating to Vystar under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Vystar and either (A) Vystar by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)           Consequences of Events of Default.

(i)           If an Event of Default has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) may, at the option of the Holder become immediately due and payable, and Vystar shall (subject to the Subordination Agreement) immediately pay to the Holder all amounts due and payable with respect to this Note.

(ii)           The Holder shall also have any other rights which the Holder may have been afforded under any contract or agreement relating to this Note at any time and any other rights which the Holder may have pursuant to applicable law.

(iii)           Vystar expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Vystar hereunder.

4.           Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and Vystar may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Vystar has obtained the written consent of the Holder of this Note.

5.           Assignment and Transfer. The Holder may assign at any time this Note to any of its affiliates, any financial institutions or any other person, in which event, the assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were the Holder, except as otherwise provided by the terms of such assignment or participation.

6.           Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to Vystar for cancellation and shall not be reissued.

7.           Payments. All payments of principal to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds.

8.           Place of Payment. Payments of principal and interest shall be delivered to the Holder at such address as is specified by prior written notice by the Holder.

9.           Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

10.           Waiver of Presentment, Demand and Dishonor. Vystar hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.

11.           Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Florida, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

12.           Usury Laws. It is the intention of Vystar and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary prepayment by Vystar or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to Vystar or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to Vystar . The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to Vystar or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to Vystar .

IN WITNESS WHEREOF, Vystar has executed and delivered this Note on the Date of Issuance.

VYSTAR CORPORATION

By:
Name:	Jack W. Callicutt
Title:	Chief Financial Officer

Signature Page to Vystar Corporation Promissory Grid Note

EXHIBIT A

TO

VYSTAR CORPORATION

PROMISSORY GRID NOTE

Date Made	Principal Amount Loaned	Ending Outstanding Principal Balance	Name of Person Making Entry